Exhibit 10.4

SETTLEMENT AGREEMENT
AND GENERAL RELEASE

          This Settlement Agreement and General Release (“Agreement”) is entered into effective this 23rd day of August, 2006 by and between Material Technologies, Inc., a Delaware corporation (“MaTech”), and Ben Franklin Technology Partners of Southeastern Pennsylvania, formerly known as Advanced Technology Center, a Pennsylvania non-profit corporation (“BFTP”).  MaTech and BFTP shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

          WHEREAS, on May 4, 1987, MaTech entered into a funding agreement (the “Funding Agreement”) with BFTP, whereby BFTP provided $63,775 to MaTech for the purchase of a royalty of 3% of future gross sales and 6% of sublicense revenues on certain MaTech products;

          WHEREAS, The Funding Agreement was amended on August 28, 1987, and as amended, the royalty cannot exceed the lesser of (1) the amount of the advance plus a 26% annual rate of return or, (2) total royalties earned for a term of 17 years;

          WHEREAS, as of the date hereof, the Parties have not established the amount, if any, due and owing under the Funding Agreement;

          WHEREAS, the Parties wish to come to a final resolution regarding the amounts, if any, due from MaTech to BFTP under the Funding Agreement;

          NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, without admitting or denying any wrongdoing by any Party hereto, the Parties wish to resolve the dispute in full and therefore, covenant, promise and agree as follows:

AGREEMENT

          1.       Consideration of MaTech.  As its consideration under this Agreement and in full payment to BFTP for all outstanding amounts MaTech owes to BFTP whether under the Funding Agreement or otherwise, if any, MaTech agrees to issue to BFTP, within ten (10) days from the execution and delivery of this Agreement to MaTech from BFTP, One Million (1,000,000) shares of MaTech common stock, restricted in accordance with Rule 144 of the Act (the “MaTech Shares”).  The signature pages of this Agreement, signed by BFTP and MaTech, will be delivered to MaTech’s counsel, The Lebrecht Group, APLC (“TLG”), at which time the shares will be requested from MaTech’s transfer agent.  Once TLG receives the shares it will send the shares to BFTP and deliver the executed signature pages to the both Parties.

          2.       Consideration of BFTP.  In exchange for the MaTech Shares, BFTP agrees that all outstanding amounts that are allegedly due and owing to BFTP from MaTech whether under the Funding Agreement or otherwise, will be considered satisfied in their entirety.

          3.       General Release.  Effective on the date hereof, the Parties, and their respective agents, affiliates, divisions, predecessors, successors and assigns, hereby release the other Parties, and each and all of their present and former agents, officers, directors, attorneys, and employees, from and against any and all claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which it may now or hereafter have or claim to have against that Party, as a result of any amounts alleged to be owed by MaTech to BFTP.  This release of claims and defenses shall not alter the prospective duties between the Parties under this Agreement.

          4.       Acknowledgment of Effect of Release.  The Parties acknowledge and agree that this release applies to all claims that one Party may have against any other Party arising out of, or pertaining to, any amounts alleged to be owed by MaTech to BFTP, including, but not limited to, causes of action, injuries, damages, claims for costs or losses to a Party’s person and property, real or personal, whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent.  The Parties agree not to file any complaints, causes of action, or grievances with any governmental, state or county entity against the other Party arising out of, or pertaining to any amounts alleged to be owed by MaTech to BFTP.  Each Party further agrees and understands that the above releases will be effective as of the date of this Agreement and any Party’s sole remedy against any other Party regarding any amounts alleged to be owed by MaTech to BFTP will be for breach of this Agreement.

          5.       Section 1542 Release. It is understood and agreed by the Parties hereto that all rights under Section 1542 of the Civil Code of California, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,”

are hereby expressly waived.  The Parties acknowledge, agree and understand the consequences of a waiver of Section 1542 of the California Civil Code and assumes full responsibility for any and all injuries, damages, losses or liabilities that may hereinafter arise out of or be related to matters released hereunder.  Releasing Party understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the Civil Code is that even if a Party should eventually suffer additional damages arising out of the subject matter hereof, it will not be permitted to make any claim for those damages.  Furthermore, all Parties acknowledge that they intend these consequences even as to claims for damages that may exist as of the date of this Agreement but which the Parties do not know exist, and which, if known, would materially affect the Parties’ decision to execute this Agreement, regardless of whether the Parties’ lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause

          6.       Representations and Warranties of MaTech.

          (a)       MaTech is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  MaTech has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and to carry out the provisions of this Agreement.

          (b)       All corporate action on the part of MaTech, its officers and directors necessary for the authorization of this Agreement, the performance of all obligations of MaTech hereunder and the authorization and issuance of the MaTech Shares pursuant hereto has been taken.  The Agreement, when executed and delivered, will create valid and binding obligations of MaTech enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

          (c)       MaTech acknowledges and represents that in executing this Agreement, it has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

          (d)       Neither this Agreement nor the consummation of the transactions provided for herein conflicts with or violates (A) any provision of MaTech’s Certificate of Incorporation, as amended, or By-laws, (B) any agreement by which MaTech or its stockholders, or any of its or their respective properties, is bound, or (C) any federal, state or local law, rule or regulation or judicial order.

          (e)       The MaTech Shares have been duly authorized and are fully paid and non-assessable and are being issued to BFTP free and clear of any liens, claims or rights of any entity or person.

          7.       Representations and Warranties of BFTP.

          (a)       BFTP is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.  BFTP has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and to carry out the provisions of this Agreement.

          (b)       All corporate action on the part of BFTP, its officers and directors, necessary for the authorization of this Agreement and the performance of all obligations under this Agreement have been taken.  The Agreement, when executed and delivered, will create valid and binding obligations of BFTP, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

          (c)       BFTP acknowledges that by executing this Agreement it is extinguishing all debts and/or other obligations owed to it by MaTech.  BFTP further warrants and represents that it does not have any ownership interest in MaTech (other than the MaTech Shares being issued pursuant to this Agreement), or to its actual knowledge any entity or individual to which MaTech owes money.

          (d)       BFTP acknowledges and represents that in executing this Agreement, BFTP has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

          8.       No Admission of Liability.  This Agreement pertains to an undetermined amount of money owed and does not constitute an admission of liability by any Party for any purpose, except as otherwise provided herein.

          9.       Survival of Representations and Warranties.  The representations and warranties contained in this Agreement are deemed to and do survive the execution hereof.

          10.      Amendments.  This Agreement may not be amended, canceled, revoked or otherwise modified except by written agreement subscribed by all of the Parties to be charged with such modification.

          11.      Successors.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives and assigns.

          12.      Attorney’s Fees.  All Parties hereto agree to pay their own costs and attorneys’ fees except as follows:

          (a)       In the event of any action, suit or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Agreement, arising out of a breach of this Agreement, involving claims within the scope of the releases contained in this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing Party shall recover all of such Party’s reasonable attorneys’ fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

          (b)       As used herein, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services.

          13.      Jurisdiction.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

          14.      Integration.  This Agreement sets forth the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings related to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

[signature page immediately follows]

          IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.

“MaTech”	“BFTP”
Material Technologies, Inc.,	Ben Franklin Technology Partners of Southeastern Pennsylvania (formerly known as Advanced Technology Center),
a Delaware corporation	a Pennsylvania non-profit corporation
/s/ Robert M. Bernstein	/s/ Terrence Hicks
By: Robert M. Bernstein	By: Terrence Hicks
Its: Chief Executive Officer	Its: Vice President